Exhibit 99.5

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion of our opinion, dated December 15, 2011, to the board of directors of United Rentals, Inc. (“URI”) as Appendix D to the Joint Proxy Statement/Prospectus of URI and RSC Holdings, Inc., which is part of the Registration Statement on Form S-4 of URI filed with the Securities and Exchange Commission on January 17, 2012 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of URI’s Financial Advisors—Opinion of Morgan Stanley,” “The Merger—Background of the Merger, “The Merger—Recommendation of the URI Board and Reasons for the Merger,” and “The Merger—Opinions of URI’s Financial Advisors—Opinion of Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Morgan Stanley & Co. LLC

New York, New York

January 17, 2012